Exhibit 10.3

Execution Copy

EXCHANGE AGREEMENT

between

VOTORANTIM CELULOSE E PAPEL S.A.

and

INTERNATIONAL PAPER INVESTMENTS (HOLLAND) B.V.

on

September 19, 2006

EXCHANGE AGREEMENT

By this EXCHANGE AGREEMENT (this “Agreement”) between, on one side, VOTORANTIM CELULOSE E PAPEL S.A., a company (sociedade por ações) organized under the laws of the Federative Republic of Brazil, with head offices in the City of São Paulo, State of São Paulo, at Al. Santos, 1357, 6th floor, enrolled with the Legal Entities Taxpayers’ Registry (CNPJ/MF) under No. 60.643.228/0001-21, herein represented in accordance with its bylaws (“VCP”), and, on the other side, INTERNATIONAL PAPER INVESTMENTS (HOLLAND) B.V., a company organized under the laws of The Netherlands, with head offices at Rokin 55, 1012 KK, in the city of Amsterdam, enrolled with the Legal Entities Taxpayers’ Registry (CNPJ/MF) under No 05.501.662/0001-69, herein represented in accordance with its corporate documents (“IP”).

W I T N E S S E T H:

WHEREAS, IP and/or its Affiliates is the legal holder and registered owner of an eucalyptus plantation in the Brazilian state of Mato Grosso do Sul (the “Forest”) and other existing assets related to the construction of a pulp mill adjacent to the Forest, which are part of the Chamflora Assets (as defined below);

WHEREAS, VCP is the legal holder and registered owner of an eucalyptus plantation and an integrated pulp and printing and writing paper plant in the city of Luiz Antônio, State of São Paulo and related assets, including the LA Establishment (as defined below);

WHEREAS, VCP wishes to own, operate, develop, exploit and further improve the Chamflora Assets and IP wishes to own, operate, develop, exploit and further improve the LA Establishment;

WHEREAS, in furtherance of the desire expressed in the preceding whereas clause, IP and VCP wish to exchange the Chamflora Assets for the LA Assets (as defined below);

WHEREAS, as an inducement for IP to agree to this exchange of assets, VCP agrees to segregate the LA Assets into a newly-formed, operational company;

WHEREAS, as an inducement for VCP to agree to this exchange of assets, IP will transfer certain remaining Chamflora Assets to Chamflora;

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

SECTION 1.01. Definitions. (a) The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person;

“Agreement” means this Exchange Agreement and the schedules attached hereto;

“AMCHAM CA” means the Centro de Arbitragem of the Câmara Americana de Comércio, the arbitration chamber of the American Chamber of Commerce;

“Biotechnology Property Rights” means specific germplasm (eucalyptus and pine), such as commercial clones, test clones, clone banks, commercial plantations from seed, progeny trials and seed production areas, and research practices currently applied specifically to each of the LA Establishment and Chamflora, as the case may be; and know-how pertaining to the manufacturing and production processes and techniques and research and development information for the eucalyptus and pine plantings (commercial and experimental) as they are currently grown in each of the LA Establishment and Chamflora, as the case may be, plantations as they are currently grown in each of the LA Establishment and Chamflora, as the case may be, proprietary process. It does not include corporate germplasms and research projects which are not exclusive to Chamflora and the LA Establishment;

“Brazilian GAAP” means generally accepted accounting principles in Brazil;

“Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in the City of São Paulo, State of São Paulo are authorized by law to close;

“CADE” means Conselho Administrativo de Defesa Econômica, the Brazilian antitrust authority;

“Chamflora” means Chamflora - Três Lagoas Agroflorestal Ltda., a company (sociedade limitada) organized under the laws of the Federative Republic of Brazil, with head offices in the City of Três Lagoas, State of Mato Grosso do Sul, at Rodovia MS 395, Km 20, enrolled with the Legal Entities Taxpayers’ Registry (CNPJ/MF) under No. 36.785.418/0001-07;

“Chamflora Assets” means the Forest and the Chamflora Related Assets, as described in Schedule 1.01(a) hereto;

“Chamflora Biotechnology Property Rights” has the meaning set forth in Section 4.15 of this Agreement;

“Chamflora Financial Statements” has the meaning set forth in Section 4.07 of this Agreement;

“Chamflora Contracts” means the agreements to be entered into by Chamflora and existing on the Closing Date for the construction of the Project Mill and the acquisition of additional land to develop eucalyptus plantations;

“Chamflora Operating Systems” has the meaning set forth in Section 4.14 of this Agreement;

“Chamflora Permits” has the meaning set forth in Section 4.12 of this Agreement;

“Chamflora Related Assets” means the real estate properties in connection with the Forest, the rights under the Chamflora Contracts, environmental licenses and applications, tax benefit agreements, project designs and engineering, Chamflora Intellectual Property Rights, Chamflora Operating Systems, and Chamflora Biotechnology Rights and all other rights and assets related to the Project Mill, including all real estate property registrations (“matrículas”) and total area, quality and age of trees, and all other existing assets related to the Forest;

“Chamflora Reorganization” means the steps necessary to transfer to Chamflora the Chamflora Assets in a way that, on or prior to the Closing Date, Chamflora shall be the legal holder and registered owner of the Chamflora Assets;

“Chamflora’s Quotas” means 100% of the quotas of the capital stock of Chamflora;

“Claim” has the meaning set forth in Section 9.07 of this Agreement;

“Closing” has the meaning set forth in Section 3.01 of this Agreement;

“Closing Date” has the meaning set forth in Section 3.01 of this Agreement;

“Confidential Information” has the meaning set forth in Section 7.02 of this Agreement;

“Control” means, in respect of any Person, the possession, directly or indirectly, of the power to permanently direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or by voting agreement, contract or otherwise, and the terms “Controlled” and “Controlling” will be construed accordingly;

“Environmental Laws” means, as in effect on the date hereof, all laws, rules, regulations, judgments, injunctions, orders or decrees relating to pollution or protection of the environment, including, without limitation, laws relating to the release or threatened release of Waste and Discharge into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater, land, surface and sub-surface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, transport or handling of Waste and Discharge;

“Environmental Permits” has the meaning set forth in Section 4.18 of this Agreement;

“Forest” means Chamflora’s eucalyptus plantation in the Brazilian state of Mato Grosso do Sul;

“Governmental Authority” means any government, governmental entity, regulatory authority, department, commission, board, agency or instrumentality, any recognized stock exchange and any court, arbitrator, tribunal, whether foreign or domestic with jurisdiction over the Parties;

“Insurance Policies” has the meaning set forth in Section 5.19 of this Agreement;

“LA Intellectual Property Rights” means, in relation to the LA Establishment all (i) inventions, whether or not patentable, including, without limitation, the paper packaging equipment and related technology, (ii) copyrights (whether or not registered) and registrations and applications for registration thereof, including all derivative works, moral rights, renewals, extensions, reversions or restorations associated with such copyrights, regardless of the medium of fixation or means of expression; and (iii) computer software, databases, technology, and related information to the maintenance of the activity of the LA Establishment, formulae, algorithms, models, user interfaces, inventions, source codes, object codes, methodologies and all related information;

“IP” has the meaning set forth in the preamble of this Agreement;

“IP Indemnified Parties” has the meaning set forth in Section 9.02 of this Agreement;

“IP Paper Machine” means a paper machine of approximately 200,000 to 250,000 tonnes per year, adjacent and integrated with the Project Mill, to be built by IP, at IP’s option and cost;

“LA Assets” means, except as otherwise provided for herein, the assets, rights and obligations pertaining to the LA Establishment, including the eucalyptus plantations, the industrial facilities, together with its fixed and operating assets, the real estate properties in connection therewith, environmental licenses and applications, accounts receivables, accounts payables, inventories of raw materials and inventory in process, finished goods (excluding any branded products), LA Operating Systems, LA Biotechnology Property Rights and other current assets and current liabilities related to the LA Establishment, but excluding the LA Excluded Assets;

“LA Biotechnology Property Rights” has the meaning set forth in Section 5.15 of this Agreement;

“LA Company” means the company to be organized by VCP under the laws of the Federative Republic of Brazil and that, on the Closing Date, shall be the legal holder and registered owner of the LA Assets;

“LA Company Financial Information” has the meaning set forth in Section 5.07;

“LA Company Quotas” means 100% of the quotas of the capital stock of the LA Company;

“LA Distributors” has the meaning set forth in Section 6.07(b) of this Agreement;

“LA Employees” has the meaning set forth in Section 5.17 of this Agreement;

“LA Environmental Permits” has the meaning set forth in Section 5.18 of this Agreement;

“LA Excluded Assets” means (i) the sales representatives/agents of the LA Establishment, (ii) KSR, VCP’s distribution company, (iii) all domestic and international brands, including, but not limited to, the brands “Copimax”, “Printmax”, “Mascote” and “Regatta”, (iv) VCP’s international offices, and (v) the assets that are not to be transferred as described in Section 5.21;

“LA Operating Systems” has the meaning set forth in Section 5.14 of this Agreement;

“LA Permits” has the meaning set forth in Section 5.12 of this Agreement;

“LA Reorganization” means the steps necessary in order to convey the LA Assets into the LA Company on or prior to the Closing Date;

“Lien” means any mortgage, lien, pledge, charge, security interest, encumbrance, title defect, objections, rights of first refusal, options or other restriction of any kind, or any other right in favor of or claim by, any third party of whatsoever nature;

“Losses” has the meaning set forth in Section 9.01 of this Agreement;

“LA Establishment” means the establishment currently owned by VCP containing the eucalyptus plantation and the integrated pulp and printing and writing paper plant in the city of Luiz Antônio, State of São Paulo and related assets, such as the industrial facilities, including its fixed and operating assets, real estate properties in connection therewith, environmental licenses and applications and other assets further described in Schedule 5.21 attached hereto, as well as the LA Operating Systems, LA Intellectual Property Rights and LA Biotechnology Property Rights;

“Option Paper Machine” has the meaning set forth in Section 2.04(b) of this Agreement;

“Paper Machine Agreements” has the meaning set forth in Section 2.04(a) of this Agreement;

“Paper Machine Notice” has the meaning set forth in Section 2.04(a) of this Agreement;

“Parties” means VCP and IP; and “Party” means any of them;

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof;

“Project Mill” means a pulp mill to be built in the region of the City of Três Lagoas, in the State of Mato Grosso do Sul, with an annual capacity of approximately 1,000,000 tonnes, pursuant to the existing project, as well as any future assets and rights under agreements related to its construction;

“Quotas” means Chamflora Quotas and the LA Company Quotas;

“Representative” means, with respect to a Person, its respective officers, directors, advisors or representatives;

“Taxes” means all taxes, charges, fees, levies or other assessments imposed by any taxing authority, including, without limitation, income, gross receipts, sales, use, goods and services, capital transfer, profits, license, withholding, payroll, employment, employer health, social contributions, social security, excise, severance, occupation, property, or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts, including any amounts payable as a result of the application of monetary correction or any other similar factor imposed by any taxing authority;

“Tax Returns” means any report, return, document, declaration, schedule, or any other information or filing required to be supplied, including by electronic means or otherwise, to any Governmental Authority or jurisdiction with respect to Taxes including, without limitation, any amendments thereto;

“US$” means the United States dollar;

“VCP” means Votorantim Celulose e Papel S.A.;

“VCP Indemnified Parties” has the meaning set forth in Section 9.01 of this Agreement;

“Waste and Discharge” means petroleum and petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, and any other chemicals, materials or substances regulated as toxic or hazardous or as pollutant, contaminant, discharge, emission or waste under any applicable Environmental Laws;

ARTICLE 2

CORPORATE REORGANIZATIONS, EXCHANGE OF QUOTAS AND OTHER TRANSACTIONS

SECTION 2.01. Corporate Reorganizations. As an inducement for IP to exchange the Chamflora Assets for the LA Assets, VCP hereby agrees to carry out a corporate reorganization in order to convey the LA Assets into the newly-formed LA Company until the Closing Date. IP, in turn, shall carry out a corporate reorganization in order to have only and all of the Chamflora Assets in Chamflora on the Closing Date.

SECTION 2.02 Exchange of Quotas. On the terms and subject to the conditions set forth in this Agreement, IP agrees to exchange with VCP, on the Closing Date, all the title and interest in the Chamflora Quotas, free and clear of any and all Liens, for all the title and interest in the LA Company Quotas, free and clear of any and all Liens, provided that Chamflora shall be the owner of the Chamflora Assets and the LA Company shall be the owner of the LA Assets, pursuant to the terms and conditions of this agreement.

SECTION 2.03. No consideration. The Parties agree that the exchange of Quotas provided in Section 2.02 above will occur without the payment of any consideration from one Party to the other.

SECTION 2.04. IP Paper Machine. (a) If IP informs VCP, in writing, within 45 (forty-five) days as of the date hereof, of its decision to build the IP Paper Machine (the “Paper Machine Notice”), including the production capacity and technical specifications thereof, then, as of the date of the Paper Machine Notice: (i) the Slush Pulp Supply Agreement and the Utilities Supply Agreement, separately executed between IP and VCP on the date hereof, shall enter into full force and effect and (ii) the other ancillary agreements, which terms and conditions are attached as exhibits to the Slush Pulp Supply Agreement and the Utilities Supply Agreement shall be executed and shall enter into full force and effect (all such agreements jointly referred to as the “Paper Machine Agreements”).

(b) IP shall also have an option to build a second paper machine of 200,000 to 250,000 tonnes per year (the “Option Paper Machine”), also at IP’s option and cost, upon delivery of written notice within 3 (three) years from the Closing Date, provided, however, that IP shall deliver such notice to VCP at least 24 (twenty four) months prior to the start-up date of the Option Paper Machine, unless otherwise agreed by the Parties, that will also be supplied by the Project Mill under similar terms and conditions as those contained in the Paper Machine Agreements.

(c) In case IP provides the Paper Machine Notice to VCP regarding its intention to build the IP Paper Machine, then the real estate property described in Schedule 2.04(c) attached hereto, where the IP Paper Machine, the Option Paper Machine and IP offices shall be constructed by IP, and the related access roads, shall not be part of the Chamflora Assets.

(d) In case IP fails to provide VCP with the Paper Machine Notice, then VCP shall be released from any obligation related to the IP Paper Machine or to the Option Paper Machine.

ARTICLE 3

CLOSING

SECTION 3.01. Closing. Subject to the terms and conditions set forth herein, the exchange of the Quotas (the “Closing”) shall take place at the offices of Mattos Filho, Veiga Filho, Marrey Jr. e Quiroga, at Alameda Joaquim Eugênio de Lima, 447, in the City of São Paulo, State of São Paulo, immediately after the fulfillment and/or waiver of all conditions to closing set forth in Article 8 below, provided that Closing shall occur, no later than February 1, 2007, unless another date or place is agreed in writing by the Parties (the day on which the Closing occurs shall be for purposes of this Agreement the “Closing Date”).

SECTION 3.02. Deliveries at Closing. At the Closing:

(a) IP shall deliver, or cause any of its Affiliates to deliver, to VCP, the duly signed Amendment to the Articles of Association of Chamflora providing for the transfer of Chamflora Quotas to VCP;

(b) VCP shall deliver, or cause any of its Affiliates to deliver, to IP, the duly signed Amendment to the Articles of Association of the LA Company providing for the transfer of the LA Company Quotas to IP;

(c) IP shall deliver, or cause any of its Affiliates to deliver, to VCP, with respect to Chamflora, each as valid as of the Closing Date, the Clearance Certificate of Federal Taxes and Contributions and the Overdue Taxes Clearance Certificate issued by the Federal Revenue Office (Certidão de Quitação de Tributos e Contribuições Federais e de Dívida Ativa), the Debt Clearance Certificate issued by the National Institute of Social Security (Certidão Negativa de Débito do Instituto Nacional de Seguridade Social - INSS), the Certificate of Good Standing towards the Employment Guarantee Fund (Certidão de Regularidade de Situação do Fundo de Garantia por Tempo de Serviço – FGTS) and the Clearance Certificate from the Office of Attorney General of the National Treasury (Certidão Negativa de Inscrição de Dívida Ativa da União);

(d) VCP shall deliver, or cause any of its Affiliates to deliver, to IP, with respect to the LA Company, each as valid as of the Closing Date, the Clearance Certificate of Federal Taxes and Contributions and the Overdue Taxes Clearance Certificate issued by the Federal Revenue Office (Certidão de Quitação de Tributos e Contribuições Federais e de Dívida Ativa), the Debt Clearance Certificate issued by the National Institute of Social Security (Certidão Negativa de Débito do Instituto Nacional de Seguridade Social - INSS), the Certificate of Good Standing towards the Employment Guarantee Fund (Certidão de Regularidade de Situação do Fundo de Garantia por Tempo de Serviço – FGTS) and the Clearance Certificate from the Office of Attorney General of the National Treasury (Certidão Negativa de Inscrição de Dívida Ativa da União);

(e) IP shall deliver, or cause any of its Affiliates to deliver, to VCP, the resignations (effective as of the Closing Date) of all of the officers of Chamflora;

(f) VCP shall deliver, or cause any of its Affiliates to deliver, to IP, the resignations (effective as of the Closing Date) of all of the officers of the LA Company;

(g) VCP shall deliver to LA Company and LA Company shall deliver to VCP duly signed counterparts of the Wet Lap Pulp Supply Agreement (as defined in Section 8.02 below), to which IP hereby expressly consents.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES WITH RESPECT TO

CHAMFLORA, THE CHAMFLORA ASSETS AND IP

IP represents and warrants to VCP that each of the following representations and warranties will be on the Closing Date, true and correct and in full force and effect:

SECTION 4.01. Existence and Power. Chamflora is a company duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and has all material corporate powers, governmental licenses, authorizations, permits, consents and approvals required to own the Chamflora Assets. On the Closing Date, Chamflora will be duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and will have all material corporate powers, governmental licenses, authorizations, permits, consents and approvals required to own the Chamflora Assets.

SECTION 4.02. Authorization, Binding Effect. The execution, delivery and performance by IP of this Agreement and the consummation of the transactions contemplated hereby are within IP’s powers. IP is duly authorized by all necessary corporate action to execute, deliver, perform and consummate the transactions contemplated in this Agreement. This Agreement constitutes a valid and binding agreement upon IP and is enforceable against IP in accordance with its terms.

SECTION 4.03. Governmental Authorization. The execution, delivery and performance by IP of this Agreement and the consummation of the transactions contemplated hereby require no action, approval, consent or declaration by or in respect of, notice or filing with, any Governmental Authority, agency or official other than the filing with CADE.

SECTION 4.04. Noncontravention. The execution, delivery and performance by IP of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) violate the organizational documents or bylaws of IP, (ii) assuming any filing required by the antitrust authorities is properly made, violate any material applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person, constitute a default, or give rise to any right of termination, cancellation, vesting or acceleration of any right or obligation of IP or Chamflora, or to a loss of any benefit to which Chamflora is entitled under any provision of any law, agreement or other instrument, or (iv) result in the creation or imposition of any Lien on any Chamflora Asset or in the Chamflora Quotas.

SECTION 4.05. Capital Stock and Ownership of Shares. On the Closing Date, all the quotas of the capital stock of Chamflora shall be validly issued, totally subscribed and paid in, non-assessable and directly or indirectly owned by IP, and there will be no (i) other outstanding quotas issued by Chamflora or other ownership interests of Chamflora, or (ii) options or other rights to acquire from Chamflora or from IP or other obligation of Chamflora to issue any quotas of capital stock or other ownership interests of Chamflora. On the Closing Date, there will be no outstanding obligations of Chamflora to repurchase, redeem or otherwise acquire any quotas of capital stock of Chamflora.

SECTION 4.06. Subsidiaries. IP, directly or indirectly, owns 100% of Chamflora’s capital stock and Chamflora does not own any securities or other ownership interest in any Person, or any other investment in any Person, whether by means of a share purchase, capital contribution or otherwise. On the Closing Date, Chamflora shall not own any securities or other ownership interest in any Person, or any other investment in any Person, whether by means of a share purchase, capital contribution or otherwise.

SECTION 4.07. Financial Statements. Schedule 4.07 attached hereto contains a true copy of the unaudited financial statements of Chamflora for the fiscal year ended on December 31, 2005, and the same documents dated as of May 31, 2006 (the “Chamflora Financial Statements”), which have been prepared in accordance with the Brazilian GAAP and consistent with the companies’ past practices. The Chamflora Financial Statements are true, correct and complete, can be reconciled with the books and records of Chamflora in all material aspects and fairly reflect the financial situation of Chamflora on such dates, as well as the results of Chamflora’s activities in the relevant time periods, no transactions out of the ordinary course of business having occurred.

SECTION 4.08. Chamflora Assets. (a) Chamflora has good and marketable, legitimate title, free and clear of any Liens, or, in the case of leased property and assets, has valid leasehold interests, in all Chamflora Assets. None of such Chamflora Assets is subject to any Lien, except for Liens created by operation of law (“reserva legal” and “área de preservação permanente”).

(b) The properties and assets owned, leased or subleased or licensed to Chamflora, or which it otherwise has the right to use, constitute all of the properties and assets used or held for use in connection with the operation of Chamflora and are adequate to conduct such operation as currently conducted. All of the Chamflora properties and assets are in good working condition and repair, ordinary wear and tear excepted, and have been maintained in a manner consistent with generally accepted industry practice;

(c) The Chamflora Contracts are and shall be valid and enforceable in accordance with their terms.

SECTION 4.09. Absence of Certain Changes. As from May 31, 2006, IP has conducted the business of Chamflora in the ordinary and usual course of business. In addition, as from May 31, 2006 up to the date hereof, there has been:

(i) no physical damage, destruction, loss or abandonment of any material asset or property of Chamflora;

(ii) except as listed in Schedule 4.09(ii) hereto attached, no acquisition, sale, assignment, transfer, lease, sublease, license or other disposal of any material asset or property of Chamflora;

(iii) no material change in the management practices of Chamflora;

(iv) no creation of any Liens on all or any portion of any material asset or property of Chamflora;

(v) no material amendment, modification, alteration, failure to renew or termination of any material contract of Chamflora;

(vi) no waiver of any material rights of Chamflora or any cancellation of any material claims, debts or accounts receivable owing to Chamflora, other than in the ordinary course of business;

(vii) no entering into any form of financial agreement related Chamflora;

(viii) no revaluation of any tangible or intangible assets of Chamflora;

(ix) no litigation, which has had or could have a material adverse effect on Chamflora or its financial condition;

(x) no material loss;

(xi) no material adverse change in Chamflora’s financial condition, business, operations or prospects; and

(xii) no commitment by IP to do any of the foregoing.

SECTION 4.10. Contracts. The agreements related to the Chamflora Assets presently in force, which are listed in Schedule 4.10 attached hereto, were, and the Chamflora Contracts shall have been, on the Closing Date, entered into and executed in the ordinary course of business, represent all material agreements currently in force, conform to all the required legal formalities and are valid, binding and in full force and effect and are enforceable against each of the parties thereto. There is no event, occurrence, condition or act (including the Closing of the transaction contemplated herein) which, with the giving of notice or the lapse of time or both would become a default under the terms and conditions of such agreements.

SECTION 4.11. Litigation. (a) Except as disclosed in Schedule 4.11 attached hereto, there is no claim, action, suit, investigation or proceeding (or any basis therefor) pending against Chamflora or any of the Chamflora Assets before any court or arbitrator or any Governmental Authority.

(b) There is no claim, action, suit, litigation, investigation or proceeding (or any basis therefor) outstanding or pending against Chamflora, any of the Chamflora Assets or IP before any court or arbitrator or any Governmental Authority that would prevent IP from entering into or implementing the transactions contemplated in this Agreement.

SECTION 4.12. Licenses and Permits. Schedule 4.12 and Schedule 4.18 attached hereto correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to the Chamflora Assets, including those currently held by IP or its Affiliates that are related to the Project Mill which will be held by Chamflora on the Closing Date (the “Chamflora Permits”). Each Chamflora Permit is valid and in full force and effect, there is no material default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any Chamflora Permit and none of the Chamflora Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby.

SECTION 4.13. Intellectual Property Rights. Schedule 4.13 hereto attached contains a true and complete list of all Intellectual Property Rights owned by Chamflora and all Intellectual Property Rights used by Chamflora by license or other agreement. Such Intellectual Property Rights represent all items of intellectual property necessary to permit Chamflora to conduct its operations as currently conducted. There is no claim, action, suit, investigation or proceeding (or any basis therefor) pending against the use of any such Intellectual Property Rights.

SECTION 4.14. Chamflora Operating Systems. Schedule 4.14 hereto attached contains a true and complete list of all systems used by IP in the operations of Chamflora, including, without limitation, the SAP system] (the “Chamflora Operating Systems”). Chamflora has all the licenses necessary to own and operate the Chamflora Operating Systems. The Chamflora Operating Systems represent all systems necessary to permit Chamflora to conduct its operations as currently conducted. There is no claim, action, suit, investigation or proceeding (or any basis therefor) pending against the use of the Chamflora Operating Systems.

SECTION 4.15. Chamflora Biotechnology Property Rights. Schedule 4.15 hereto attached contains a true and complete list of all Biotechnology Property Rights owned by Chamflora and all Biotechnology Property Rights used by Chamflora by license or other agreement (the “Chamflora Biotechnology Property Rights”). The Chamflora Biotechnology Property Rights represent all items of Biotechnology necessary to permit Chamflora to conduct its operations as currently conducted. There is no claim, action, suit, investigation or proceeding (or any basis therefor) pending against the use of any such Chamflora Biotechnology Property Rights.

SECTION 4.16. Taxes. Chamflora has filed in a timely manner with the appropriate Governmental Authorities all Tax Returns required to be filed by them and all such Tax Returns are true, complete and correct in all material respects; all Taxes required to be paid by Chamflora (including Taxes required to be deducted or withheld and paid over to a taxing authority) have been timely paid in full or are reflected as Tax reserve on the Financial Statements of Chamflora. Schedule 4.16 attached hereto lists all tax incentives so far granted to IP and Chamflora in connection with the Chamflora Assets, none of which will be reduced, qualified or otherwise affected by this Agreement or the consummation of the transactions contemplated herein.

SECTION 4.17. Employee Matters. Except as otherwise indicated in Schedule 4.17, (a) Chamflora is not a party to any collective bargaining agreement with any labor union, confederation or association, (b) there are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union, confederation or association and (c) there are no pending labor disputes, strikes or work stoppages against Chamflora. Except as otherwise indicated in Schedule 4.17, Chamflora is not a party to, or sponsors, maintains or contributes to, or is required to contribute to, any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement. Except as otherwise indicated in Schedule 4.17, all the labor obligations of Chamflora, including any labor obligation derived from law or collective agreements (such as salaries, bonus, and their accessory benefits), and all the social security contributions and labor union contributions of Chamflora, have been duly calculated, declared and paid.

SECTION 4.18. Environmental Matters. Chamflora has been in compliance, in all material respects, with all applicable Environmental Laws, and therefore there is no environmental remediation pending or, to the best of IP’s knowledge, threatened regarding the Chamflora Assets. IP has been granted all permits required to be granted under Environmental Laws for the Chamflora Assets in their current stage (“Environmental Permits”). Schedule 4.18(a) hereto lists the Environmental Permits held by IP and its Affiliates and Chamflora. No deadline for the application of the additional Environmental Permits required to build and operate the Project Mill will have expired on the Closing Date. Except as indicated in Schedule 4.18(b), there are no judicial or administrative pending claims or fines or payments of any nature by any Governmental Authority or any other person in respect of Environmental Laws affecting Chamflora or the Chamflora Assets.

SECTION 4.19. Insurance. The Chamflora Assets that are covered by insurance are, as of the date hereof, and will be, until the Closing Date, covered by insurance policies protecting general liability, in accordance with standard industry practice.

SECTION 4.20. Chamflora Assets. Schedule 1.01(a) contains a complete list of all of the Chamflora Assets. On the Closing Date, Chamflora shall have all unencumbered right, title and interest to the Chamflora Assets.

SECTION 4.21. No Undisclosed Liabilities. There are no liabilities of Chamflora of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than liabilities provided for in the Chamflora Financial Statements or liabilities disclosed in any of the Schedules attached hereto.

SECTION 4.22. IP’s representations. (a) IP is duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil. (b) The execution, delivery and performance by IP of this Agreement and the consummation of the transactions contemplated hereby are within the powers of IP. IP is duly authorized by all necessary corporate action on the part of IP. This Agreement constitutes a valid and binding agreement upon IP and is enforceable against IP in accordance with its terms. (c) The execution, delivery and performance by IP of this Agreement and the consummation of the transactions contemplated hereby require no action, approval, consent or declaration by or in respect of, notice or filing with, any Governmental Authority, agency or official other than the filing with CADE. (d) The execution, delivery and performance by IP of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) violate the organizational documents or bylaws of IP, (ii) assuming any filing required by the antitrust authorities properly made, violate any applicable material law, rule, regulation, judgment, injunction, order or decree or (iii) violate any contract, agreement or obligation entered into by IP on or prior to the date hereof.

(e) There is no action, suit, investigation or proceeding pending against, or to the knowledge of IP threatened against or affecting, IP before any court or arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, alter or materially delay the transaction contemplated by this Agreement. (f) In entering into this Agreement, IP acknowledges that (a) it has conducted an independent due diligence investigation, review and analysis of the LA Establishment, and (b) except for the specific representations and warranties contained herein, IP has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations and warranties of VCP (and of its respective Representatives). (g) IP has the financial capacity whether through its own resources or through committed credit facilities from reputable financial institutions to fulfill all of its obligations under this Agreement. The fulfillment of all obligations assumed by IP in this Agreement is not subject to any financing condition.

SECTION 4.23. No Other Representations and Warranties. Except for the representations and warranties contained in this Article 4, IP does not make any representation or warranty, express or implied, to VCP, as to any matter.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

WITH RESPECT TO THE LA ESTABLISHMENT AND THE LA COMPANY

VCP represents and warrants to IP that each of the following representations and warranties is, and will be on the Closing Date, true and correct and in full force and effect:

SECTION 5.01. Existence and Power. VCP is a company duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and has all material corporate powers, governmental licenses, authorizations, permits, consents and approvals required to own and operate the LA Establishment. On the Closing Date, the LA Company will be duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil and will have all material corporate powers, governmental licenses, authorizations, permits, consents and approvals required to own and operate the LA Establishment.

SECTION 5.02. Authorization, Binding Effect. The execution, delivery and performance by VCP of this Agreement and the consummation of the transactions contemplated herein are within VCP’s powers. VCP is duly authorized by all necessary corporate action to execute, deliver, perform and consummate the transactions contemplated in this Agreement. This Agreement constitutes a valid and binding agreement upon VCP and is enforceable against VCP in accordance with its terms.

SECTION 5.03. Governmental Authorization. The execution, delivery and performance by VCP of this Agreement and the consummation of the transactions contemplated hereby require no action, approval, consent or declaration by or in respect of, notice or filing with, any Governmental Authority, agency or official other than the filing with CADE.

SECTION 5.04. Noncontravention. The execution, delivery and performance by VCP of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) violate the organizational documents or bylaws of VCP, (ii) assuming any filing required by the antitrust authorities is properly made, violate any material applicable law, rule, regulation, judgment, injunction, order or decree, (iii) require any consent or other action by any Person, constitute a default, or give rise to any right of termination, cancellation, vesting or acceleration of any right or obligation of VCP affecting the LA Establishment, or to a loss of any benefit to which the LA Establishment is entitled (or a loss of any benefit to which the LA Company will be entitled as of the Closing Date) under any provision of any law, agreement or other instrument, or (iv) result in the creation or imposition of any Lien on any of the assets of the LA Establishment (or in the Luiz Antonio Quotas, as of the Closing Date).

SECTION 5.05. Capital Stock and Ownership of Shares. On the Closing Date, all the quotas of the capital stock of the LA Company shall be validly issued, totally subscribed and paid in, non-assessable and directly owned by VCP, and there will be no (i) other outstanding quotas issued by the LA Company or other ownership interests of the LA Company, or (ii) options or other rights to acquire from the LA Company or from VCP or other obligation of the LA Company to issue any quotas of capital stock or other ownership interests of the LA Company. On the Closing Date, there will be no outstanding obligations of the LA Company to repurchase, redeem or otherwise acquire any quotas of capital stock of the LA Company.

SECTION 5.06. Subsidiaries. Upon completion of the Reorganization, the LA Company shall not own any securities or other ownership interest in any Person, or any other investment in any Person, whether by means of a share purchase, capital contribution or otherwise.

SECTION 5.07. Pro Forma Financial Information. Schedule 5.07 attached hereto contains a true copy of unaudited pro forma financial information of the LA Establishment for the fiscal year ended December 31, 2005, and the period ended on June 30, 2006 (the “LA Company Financial Information”). The LA Company Financial Information has been extracted from VCP’s management information, which has been prepared on a basis consistent with VCP’s past practices. To the best knowledge of VCP management, the LA Company Financial Information are true and correct, can be reconciled with the books and records of VCP in connection with the LA Establishment and fairly present, in all material aspects, the current assets, current liabilities, fixed assets and results of operations of the LA Establishment as of the date and for the period indicated therein. Since June 30, 2006, no transactions out of the ordinary course of business have occurred.

LA EstablishmentLA Company Financial InformationLA EstablishmentLA Establishment.

SECTION 5.08. Assets. (a) VCP has (and, on the Closing Date, the LA Company shall have) good and marketable, legitimate title, free and clear of any Liens, or, in the case of leased properties and assets, has valid leasehold interests, in all LA Assets, and none of such LA Assets is subject to any Lien, except for Liens created by operation of law (“reserva legal” and “área de preservação permanente”).

(b) The properties and assets owned, leased or subleased or licensed to the LA Establishment, or which it otherwise has the right to use, constitute all of the properties and assets used or held for use in connection with the operation of the LA Establishment and are adequate to conduct such operation as currently conducted. All of the LA Establishment properties and assets are in good working condition and repair, ordinary wear and tear excepted, and have been maintained in a manner consistent with generally accepted industry practice.

SECTION 5.09. Absence of Certain Changes. As from June 30, 2006, VCP has conducted the LA Establishment in the ordinary and usual course of business. In addition, as from June 30, 2006 up to the date hereof, there has been:

(i) no physical damage, destruction, loss or abandonment of any material asset or property of the LA Establishment;

(ii) no acquisition, sale, assignment, transfer, lease, sublease, license or other disposal of any material asset or property of the LA Establishment;

(iii) no material change in the management practices of the LA Establishment, including changes in prices, distribution channels, product mix, sales policies, geographic limits (export/domestic) etc.;

(iv) no creation of any Liens on all or any portion of any material asset or property of the LA Establishment;

(v) except as listed in Schedule 5.09(v) hereto attached, no material amendment, modification, alteration, failure to renew or termination of any material contract of the LA Establishment;

(vi) no waiver of any material rights of the LA Establishment or any cancellation of any material claims, debts or accounts receivable owing to the LA Establishment, other than in the ordinary course of business;

(vii) no entering into any form of financial agreement related to the LA Establishment;

(viii) no revaluation of any tangible or intangible assets of the LA Establishment;

(ix) no litigation, which has had or could have a material adverse effect on the LA Establishment or its financial condition;

(x) no material loss;

(xi) no material adverse change in the LA Establishment’ financial condition, business, operations or prospects;

(xii) no commitment by VCP to do any of the foregoing.

SECTION 5.10. Contracts. The agreements related to the LA Establishment presently in force, including service agreements, which are listed in Schedule 5.10(a) attached hereto, were entered into and executed in the ordinary course of business, represent all material agreements currently in force, conform to all the required legal formalities and are valid, binding and in full force and effect and are enforceable against each of the parties thereto. Except as provided for in Schedule 5.10(b), there is no event, occurrence, condition or act (including the Closing of the transaction contemplated herein) which, with the giving of notice or the lapse of time or both would become a default under the terms and conditions of such agreements. The LA Company shall have, on the Closing Date, all required contracts to operate the LA Establishment.

SECTION 5.11. Litigation. (a) Except as disclosed in Schedule 5.11 attached hereto, there is no claim, action, suit, investigation or proceeding (or any basis therefor) pending against the LA Establishment (and, as of the Closing Date, against the LA Company) before any court or arbitrator or any Governmental Authority, nor any related provisions and judicial deposits, which provisions and judicial deposits shall be transferred to the LA Company along with the litigation pertaining to the LA Establishment.

(b) There is no claim, action, suit, litigation, investigation or proceeding (or any basis therefor) outstanding or pending against VCP and/or the LA Establishment (and, as of the Closing Date, against the LA Company) before any court or arbitrator or any Governmental Authority that would prevent VCP from entering into or implementing the transactions contemplated in this Agreement.

SECTION 5.12. Licenses and Permits. Schedule 5.12(a) attached hereto correctly describes each license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the LA Establishment (the “LA Permits”). Except as otherwise indicated in Schedule 5.12(b), each LA Permit is valid and in full force and effect and will remain valid and in full force and effect on the closing Date. There is no material default under, and no condition exists that with notice or lapse of time or both would constitute a default under, any LA Permit and none of the LA Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the transactions contemplated hereby. The LA Company shall have on the Closing Date all of the material licenses, franchises, permits, certificates, approvals or other similar authorization necessary to operate the LA Establishment as currently operated.

SECTION 5.13. Intellectual Property Rights. The LA Establishment owns or has the right to use all of the Intellectual Property Rights necessary to permit VCP to conduct the operation of the LA Establishment as currently conducted. There is no claim, action, suit, investigation or proceeding (or any basis therefor) pending against the use of any such Intellectual Property Rights.

SECTION 5.14. LA Operating Systems. Schedule 5.14 hereto attached contains a true and complete list of all systems used by VCP in the operation of the LA Establishment, including SAP, the middleware software for the paper production control, other software and manual operation systems, including processes and spreadsheets (the “LA Operating Systems”). VCP has (and, as of the Closing Date, the LA Company shall have) all the licenses necessary to own and operate the LA Operating Systems. The LA Operating Systems represent all systems necessary to permit VCP to conduct the operation of the LA Establishment as currently conducted. There is no claim, action, suit, investigation or proceeding (or any basis therefor) pending against the use of the LA Operating Systems.

SECTION 5.15. LA Biotechnology Property Rights. Schedule 5.15hereto attached contains a true and complete list of all Biotechnology Property Rights owned by the LA Establishment and to be transferred to LA Company and all Biotechnology Property Rights used by the LA Establishment by license or other agreement (the “LA Biotechnology Property Rights”). The LA Biotechnology Property Rights represent all items of Biotechnology necessary to permit VCP to conduct the operation of the LA Establishment as currently conducted. There is no claim, action, suit, investigation or proceeding (or any basis therefor) pending against the use of any such LA Biotechnology Property Rights.

SECTION 5.16. Taxes. VCP has (and, as of the Closing Date, the LA Company will have) filed in a timely manner with the appropriate Governmental Authorities all Tax Returns required to be filed by it and all such Tax Returns are true, complete and correct in all material respects; all Taxes required to be paid by VCP (and, as of the Closing Date, LA Company) (including Taxes required to be deducted or withheld and paid over to a taxing authority) have been (and will be, as of the Closing Date, in the case of the LA Company) timely paid in full or are reflected as Tax reserve on the financial statements of VCP, except in the event that the failure to do so will not impact, in any way, any of the assets of the LA Establishment.

SECTION 5.17. Employee Matters. (a) Schedule 5.17(a) sets forth an accurate and complete list of the names and titles of all employees of the LA Establishment, either working in the mills, forest operations, or in the São Paulo or any other office, including any such employee who is on disability leave or any other leave of absence (all such employees, other than those listed in Schedule 5.17 (a1) the “LA Employees”).

(b) Schedule 5.17(b) hereto attached contains a true copy of the collective bargaining agreement with any labor union, confederation or association pertaining to the LA Employees of the LA Establishment. Such collective bargaining agreement is valid, in full force and effective, and conforms to all the required legal formalities. There are no discussions, negotiations, demands or proposals that are pending or have been conducted or made with or by any labor union, confederation or association pertaining to the LA Employees of the LA Establishment.

(c) There is no liability of any kind with respect to amounts withheld or deducted amounts from LA Employees’ earnings, for the period ending on the date hereof (and, upon the Closing of the transaction, on the Closing Date). VCP is in compliance with all Brazilian federal, state, municipal and other applicable laws and regulations relating to the employment of labor, including all such laws, regulations and orders relating to wages and hours, labor relations, civil rights, safety and health, workers’ compensation, and social security and other taxes, except in the event that the failure to do so will not impact, in any way, any of the assets of the LA Establishment.

(d) As of the Closing Date, all the labor obligations of the LA Company, including any labor obligation derived from law or collective agreements (such as salaries, bonus, and their accessory benefits), and all the social security contributions and labor union contributions of the LA Company, shall have been duly calculated, declared and paid.

(e) Except as disclosed in Schedule 5.17(e), as of the Closing Date, the LA Company shall not be a party to, or sponsor, maintain or contribute to, or be required to contribute to, any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement. The transition of the participants of VCP’s pension plan into IP’s pension plan will be determined between the parties by mutual consent until the Closing Date.

(f) There is no (and has not been during the last five years) labor strike, slow down, stoppage or other material labor difficulty, actual or threatened, against or affecting the LA Establishment.

SECTION 5.18. Environmental Matters. Each of VCP and LA Company has been (and, as of the Closing Date, LA Company shall be) in compliance, in all material respects, with all applicable Environmental Laws affecting in any way the LA Establishment, and therefore there is no environmental remediation pending or, to the best of VCP’s knowledge, threatened regarding the LA Establishment. Schedule 5.18(a) hereto lists the LA Environmental Permits held by VCP. Except as indicated in Schedule 5.18(b), VCP and LA Company have been granted all permits and other licenses or authorizations required to be granted under Environmental Laws for the LA Establishment (“LA Environmental Permits”) and there are no judicial or administrative pending claims or fines or payments of any nature by any Governmental Authority or any other person in respect of Environmental Laws affecting VCP and the LA Establishment or LA Company.

SECTION 5.19. Insurance. Schedule 5.19 hereto attached describes all of the insurance policies relating to the operations, properties and assets of the LA Establishment in effect as of the date hereof (“Insurance Policies”). All of such Insurance Policies are (i) in full force and effect; (ii) are underwritten by financially sound and reputable insurers, (iii) are sufficient for all applicable requirements of law; and (iv) secure coverage in amounts and against all risks that are normal and customary for the operation of the LA Establishment. All of such Insurance Policies will remain in full force and effect in accordance with their terms and will not terminate or lapse by reason of any of the transactions contemplated hereby, or shall be replaced with substantially equivalent new policies. VCP is not in default in any material respect with respect to its obligations under any of such Insurance Policies, except in the event that such default will not impact, in any way, any of the assets of the LA Establishment.

SECTION 5.20. No Undisclosed Liabilities. There are no liabilities of the LA Establishment of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, to be transferred to the LA Company, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a liability, other than liabilities provided for in the LA Company Financial Informationor liabilities disclosed in any of the Schedules attached hereto.

SECTION 5.21. LA Establishment. Schedule 5.21 contains a complete list of all of the assets and rights within the LA Establishment. On the Closing Date, the LA Company shall have all right, title and interest to the LA Assets. The corporate activities of technology research and the forest research laboratories will not be transferred to the LA Company. Schedule 5.21 hereto lists the professionals involved in research activities who shall remain with VCP.

The forest research laboratories and the research nursery shall also continue to be operated by VCP under a free lease for a period of 2 (two) years from the Closing Date, after which the physical space and the buildings shall return to the LA Company. Corporate genetic materials planted in the LA Establishment, except for the ones listed in Schedule 5.15, shall be removed by VCP within 60 (sixty) days as of this date, along with seedlings that the Luiz Antonio nursery is producing for other regions. The Cara Preta Farm shall maintain the normal seedling production to supply the commercial plantations of the LA Establishment. IP also acknowledges that asbestos cement is used in the Cloning Garden of the Cara Preta Nursery Farm.

SECTION 5.22. VCP’s representations. (a) VCP is duly organized, validly existing and in good standing under the laws of the Federative Republic of Brazil. (b) The execution, delivery and performance by VCP of this Agreement and the consummation of the transactions contemplated hereby are within the powers of VCP. VCP is duly authorized by all necessary corporate action on the part of VCP. This Agreement constitutes a valid and binding agreement upon VCP and is enforceable against VCP in accordance with its terms. (c) The execution, delivery and performance by VCP of this Agreement and the consummation of the transactions contemplated hereby require no action, approval, consent or declaration by or in respect of, notice or filing with, any Governmental Authority, agency or official other than the filing with CADE. (d) The execution, delivery and performance by VCP of this Agreement and the consummation of the transactions contemplated herein do not and will not (i) violate the organizational documents or bylaws of VCP, (ii) assuming any filing required by the antitrust authorities properly made, violate any applicable material law, rule, regulation, judgment, injunction, order or decree or (iii) violate any contract, agreement or obligation entered into by VCP on or prior to the date hereof. (e) There is no action, suit, investigation or proceeding pending against, or to the knowledge of VCP threatened against or affecting, VCP before any court or arbitrator or any Governmental Authority, which in any manner challenges or seeks to prevent, alter or materially delay the transaction contemplated by this Agreement. (f) In entering into this Agreement, VCP acknowledges that (a) it has conducted an independent due diligence investigation, review and analysis of the Chamflora Assets, and (b) except for the specific representations and warranties contained herein, VCP has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations and warranties of VCP (and of its respective Representatives). (g) VCP has the financial capacity whether through its own resources or through committed credit facilities from reputable financial institutions to fulfill all of its obligations under this Agreement. The fulfillment of all obligations assumed by VCP in this Agreement is not subject to any financing condition.

SECTION 5.23. No Other Representations and Warranties. Except for the representations and warranties contained in this Article 5, VCP does not make any representation or warranty, express or implied, to IP, as to any matter.

ARTICLE 6

ACTIONS BETWEEN SIGNING AND CLOSING

SECTION 6.01. Chamflora Reorganization. (a) IP shall take all steps necessary in order to carry out the Chamflora Reorganization prior to the Closing Date. IP agrees to indemnify and hold VCP, its shareholders and Representatives harmless from and against and in respect of any and all damages, claims and/or losses resulting from the Chamflora Reorganization.

(b) IP shall take all acts necessary to ensure that no assets, liabilities, business, operations or interests other than those related to the Chamflora Assets remain with Chamflora as a result of the Chamflora Reorganization.

(c) Between the date of this Agreement and the Closing Date, IP agrees to inform VCP on a bi-weekly basis of the conduct of the Chamflora Reorganization and shall provide VCP with copies of the documentation of the Chamflora Reorganization after their registration in the applicable Board of Trade, as VCP may reasonably request.

SECTION 6.02. Ordinary Course of Business. (a) During the period from the date hereof until the Closing Date, IP shall cause Chamflora to conduct its business in the ordinary and usual course of business. In addition to the above, IP shall not take any action that leads to:

(i) physical damage, destruction, loss or abandonment of any material Chamflora Asset;

(ii) acquisition, sale, assignment, transfer, lease, sublease, license or other disposal of any material Chamflora Asset;

(iii) creation of any Liens on all or any portion of any material Chamflora Asset;

(iv) a material amendment, modification, alteration, failure to renew or termination of any material contract in connection with the Chamflora Assets;

(v) the potential or actual cancellation or alteration of any of the Permits or Environmental Permits;

(vi) a waiver of any material rights of Chamflora or any cancellation of any material claims, debts or accounts receivable owing to Chamflora, other than in the ordinary course of business;

(vii) any form of financial agreement related to Chamflora, other than inter company financing entered into with the prior written consent of VCP;

(viii) revaluation of any tangible or intangible assets of Chamflora;

(ix) litigation which could have a material adverse effect on Chamflora or its financial condition;

(x) a material loss; or

(xi) a material adverse change in Chamflora’s financial condition, business, operations or prospects.

(b) IP shall take all necessary measures to continue the process to obtain the required Environmental Permits for Chamflora. IP shall consult and agree with VCP prior to any final measure to be taken.

SECTION 6.03. LA Reorganization. (a) VCP shall take all steps necessary in order to carry out the LA Reorganization prior to the Closing Date. As a result of the LA Reorganization, the LA Establishment shall have been conveyed to the LA Company. VCP agrees to indemnify and hold IP, its shareholders and Representatives harmless from and against and in respect of any and all damages, claims and/or losses resulting from the VCP Reorganization.

(b) VCP shall take all acts necessary to ensure that (i) no assets, business, operations or interests other than those related to the LA Establishment and listed in Schedule 5.21 hereto attached are conveyed to the LA Company as a result of the LA Reorganization.

(c) Between the date of this Agreement and the Closing Date, VCP agrees to inform IP on a bi-weekly basis of the conduct of the LA Reorganization and shall provide IP with copies of the documentation of the LA Reorganization after their registration in the applicable Board of Trade, as IP may reasonably request.

SECTION 6.04. Ordinary Course of Business. (a) During the period from the date hereof until the Closing Date, VCP shall conduct the operation of the LA Establishment in the ordinary and usual course of business. In addition to the above, VCP shall not take any action that may lead to:

(i) physical damage, destruction, loss or abandonment of any material asset or property of the LA Establishment;

(ii) acquisition, sale, assignment, transfer, lease, sublease, license or other disposal of any material asset or property of the LA Establishment;

(iii) a material change in the management practices of the LA Establishment, including changes in prices, distribution channels, product mix, sales policies, geographic limits (export/domestic) etc.;

(iv) the creation of any Liens on all or any portion of any material asset or property of the LA Establishment;

(v) a material amendment, modification, alteration, failure to renew or termination of any material contract of the LA Establishment;

(vi) a waiver of any material rights of the LA Establishment or any cancellation of any material claims, debts or accounts receivable owing to the LA Establishment, other than in the ordinary course of business;

(vii) any form of financial agreement related to the LA Establishment;

(viii) revaluation of any tangible or intangible assets of the LA Establishment;

(ix) litigation which could have a material adverse effect on the LA Establishment or its financial condition;

(x) a material loss;

(xi) termination of employment relationships with a key personnel of the LA Establishment, other than voluntary termination or termination for cause;

(xii) a change in the historical practice with respect to working capital of the LA Establishment; or

(xiii) a material adverse change in the LA Establishment financial condition, business, operations or prospects,

provided however, that VCP shall be entitled to withdraw from LA Company the amount of cash or cash equivalents of LA Company existing on the Closing Date, subject to Section 9.09 below.

SECTION 6.05. Representatives. (a) In good faith and in order to ensure a successful and smooth transition after the exchange between IP and VCP with respect to the LA Establishment and Chamflora, as of the date of this Agreement and until the Closing Date, IP and VCP may each appoint representatives to observe the day-to-day business activities of the LA Establishment and Chamflora, which representatives shall have access to the books and records of Chamflora or the LA Company (as the case may be), and the LA Establishment, but excluding any books, records or databases which are shared by the LA Establishment with other VCP plants or operations, until such information is segregated to reflect only the LA Establishment, and may consult, make inquiries and request reasonable information to VCP’s and IP’s officers.

(b) Such representatives shall call the attention of VCP’s and IP’s officers for maintenance issues and other operational problems detected in relation to the ordinary course of business of the LA Establishment, the LA Company and Chamflora, and shall be allowed to take action to prevent the aggravation of or to solve such issues and problems, should VCP or IP (as the case may be) fail to remedy the situation.

SECTION 6.06. Environmental Matters. The Parties acknowledge that VCP has applied for and is in the process of obtaining the applicable operating license for the LA Establishment for a production capacity of up to 360,000 tonnes of pulp per year. The Parties hereby agree that VCP shall be fully responsible for obtaining such license. In addition to such license and considering the current production capacity status of the LA Establishment, prior to the Closing Date, VCP shall apply for an amendment or a new license, as applicable, authorizing the production of up to 410,000 tonnes of pulp per year. VCP shall also be fully responsible for requesting and obtaining such license, provided that prior to taking any measure to obtain such license, VCP shall inform the procedure to be adopted to IP and obtain IP’s consent to such procedure (which consent shall not be unreasonably withheld). The consent by IP in relation to such procedure shall not create any liability to IP.

SECTION 6.07. Distributors Supply Commitment. (a) From the date hereof, LA Company or the LA Establishment, as the case may be, shall maintain the supply of cut size uncoated paper (“Cut Size Paper”) to the market. Such commitment will be communicated to distributors through the LA Company or the LA Establishment, as the case may be.

(b) LA Company or the LA Establishment, as the case may be, is committed to endeavor its best efforts to secure the continuance of the Cut Size Paper supply, through the execution of distribution agreements or otherwise, with distributors, including those listed in Schedule 6.07(b) hereto (“LA Distributors”), which list does not include all current distributors of the LA Establishment. Such distribution agreements shall be substantially in the form of the draft of the Distribution Agreement attached hereto as Schedule 6.07(b).

(c) VCP shall not, directly or indirectly, for a period of 2 (two) years from the Closing Date, distribute any Cut Size Paper through any of the LA Distributors nominated in Schedule 6.07(b).

SECTION 6.08. Supply and Services Agreements. (a) VCP shall have assigned to the LA Company the rights and agreements (or shall have caused LA Company to enter into new agreements) necessary for LA Company to maintain the current supplies and services from third parties to the LA Establishment, including the supply of energy from CPFL Energia, as described below, as well as of other raw materials such as ozone, oxygen, caustic soda and hydrogen peroxide and precipitated calcium carbonate (PCC) with other suppliers under no less favorable terms and conditions than those currently existing.

To the extent VCP may not assign to LA Company the current energy supply agreement with CPFL nor to cause LA Company to enter into a new agreement with the same price and conditions, then, the existing energy supply agreement with VCP for the LA Establishment will be maintained until its termination and LA Company will fully reimburse VCP of the cost thereunder. After such termination, LA Company shall negotiate the energy supply agreements in the best possible terms. (b) VCP shall have assigned to the LA Company the service agreements (or shall have caused LA Company to enter into new agreements) necessary for LA Company to maintain the current services from third parties to the LA Establishment.

SECTION 6.09. Employees. VCP shall have caused the LA Employees to be legally and validly transferred to the LA Company, except for those LA Employees who voluntarily terminate their employment relationships or those who are terminated for cause.

SECTION 6.10. Operating Systems. VCP shall have taken all necessary and desirable measures in order to cause the LA Company to be the legal owner and duly licensed user of all Operating Systems on a stand alone basis and under substantially the same conditions as the Operating Systems that are currently used in the LA Establishment. IP and VCP shall create a technical commission which shall define, within 2 (two) months from the date hereof, the procedures for the transition of the Operating Systems of the LA Company from VCP to IP. IP acknowledges that VCP will not begin the transfer and/or segregation of the LA Operating Systems to the LA Company until December 31, 2006. VCP will endeavor its best efforts to ensure that such transition is completed within 6 (six) months as from the Closing Date. To the extent that the Operating Systems are not transferred within the above term, IP shall have the right to continue to use and operate the Operating Systems until such transition is completed.

SECTION 6.11. Chamflora Project Mill Construction. (a) Pursuant to the terms of this Agreement and the existing plans and agreements to construct the Project Mill on the land owned by Chamflora, from the execution of this Agreement until the Closing Date, Chamflora shall, upon VCP’s written request:

(i) initiate the negotiation for the construction of the Project Mill, including placing orders with suppliers for the necessary equipment and entering into appropriate agreements and making advance payments;

(ii) acquire and negotiate the acquisition of additional land;

(iii) transfer any portion of Chamflora’s cash related to the Project Mill construction to a third party elected by VCP to be responsible for the engineering, procurement, construction and management of the Project Mill.

(b) Considering the estimated costs related to the construction of the Project Mill, Chamflora shall enter into agreements and acquire from third unrelated parties, assets, rights, services, land and other assets related to the Project Mill in the amount of US$1,150,000,000 (one billion, one hundred and fifty million dollars). to be funded by IP or its Affiliates within 60 (sixty) days as of the date hereof, provided that the funding date will be determined and informed to VCP in writing within 10 (ten) days from the date hereof.

SECTION 6.12. Transition Services. IP and VCP shall negotiate mutually acceptable terms under which VCP will provide to the LA Company the following administrative services for a term of 60 (sixty) days subject to renewal upon mutual agreement: invoicing, payroll, debt collection, operating systems, among others.

SECTION 6.13. Delivery of pending Schedules. VCP agrees to deliver to IP the schedules related to the LA Establishment listed in Schedule 6.13(a) within 6 (six) days of the date hereof.

ARTICLE 7

COVENANTS OF ALL PARTIES

SECTION 7.01. Best Efforts; Further Assurances. Subject to the terms and conditions of this Agreement, the Parties hereto shall take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement. The Parties agree to execute and deliver all such documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

SECTION 7.02. Confidentiality. (a) From and after the date hereof, the Parties agree jointly and severally to hold, and to cause their Affiliates and respective Representatives to hold, in confidence, all confidential documents and information concerning the Chamflora Assets, the LA Establishment and/or the Parties, including without limitation, certain non-public information about the proposed or potential business strategy, operations, financial matters and other matters relating to the Chamflora Assets, the LA Establishment and/or the Parties (the “Confidential Information”), except to the extent that such information can be shown to have been (i) in the public domain through no fault of any of the Parties or (ii) later lawfully acquired by any of the Parties from other sources without any breach of any law, regulation, order or confidentiality obligation. Confidential Information may only be disclosed in the event that any of the Parties is compelled to disclose such Confidential Information by law, rule, regulation, order or decree enacted by a Governmental Authority to which such Party is subject or as a result of judicial or administrative process in connection with any action, suit, proceeding or investigation. In any event Confidential Information is disclosed, the disclosing Party shall previously inform the other Party and agree upon the contents of such disclosure.

(b) From and after the date hereof, the Parties agree to hold, and to cause their Affiliates and respective Representatives to hold, in confidence, any and all information regarding the terms and conditions of this Agreement. The terms and conditions of this Agreement may only be disclosed in the event that any of the Parties is compelled to disclose such information by law, rule, regulation, order or decree enacted by a Governmental Authority to which the Party is subject or as a result of judicial or administrative process in connection with any action, suit, proceeding or investigation. In any event the terms and conditions of this Agreement are disclosed, the disclosing Party shall previously inform the other Party and agree upon the contents of such disclosure.

SECTION 7.03. Public Announcements. The Parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and will not issue any such press release or make any such public statement prior to agree on the content of such press release or public announcement.

SECTION 7.04. (a) The transactions contemplated in this Agreement do not represent any change in the Parties’ commercial relationship or any change in any of the Parties’ business competitive strategy toward the other Party or the other competitors in the pulp and paper markets in Brazil.

(b) Notwithstanding the above, VCP agrees not to, directly or through any of its Affiliates, either alone or together with or on behalf of any other Person, build, own, finance, manage or operate an uncoated freesheet paper machine in the City of Três Lagoas or in the region comprised of a 100 kilometers radius around the Project Mill for as long as IP owns the IP Paper Machine (or the Option Paper Machine, if applicable), provided that VCP shall have the right to attract potential investors to the Project Mill, as long as they are not, directly or indirectly, engaged in the uncoated printing and writing paper or packaging paper businesses.

SECTION 7.05. CADE Submission. (a) The Parties agree to make the appropriate filing with CADE jointly pursuant to applicable antitrust laws within 15 (fifteen) Business Days following the execution of this Agreement to obtain CADE’s approval of the transactions contemplated by this Agreement. The Parties agree to respond, as promptly as practicable, to any inquiries received from the notified authorities and to supply any additional information and documentary material that may be requested by such notified authorities.

(b) VCP agrees to bear all risks arising from the CADE’s decision in relation to the transfer of Chamflora. In case CADE does not approve such transaction, VCP shall be entitled to (i) dispute the decision in good faith through appropriate administrative or legal proceedings, bearing all the costs arising therefrom, or (ii) divest all of Chamflora Quotas; and VCP shall hold IP harmless and indemnified from any and all damages, claims and/or losses arising out of any such decision taken by VCP hereunder. In case CADE requires the divestiture of the Chamflora Assets or any portion thereof, VCP shall be restricted from selling the Chamflora Assets or any portion thereof without having first offered the Chamflora Assets (or Chamflora Quotas, as the case may be) to IP under the same terms and conditions of a third party bona fide offer.

(c) IP agrees to bear all risks arising from the CADE’s decision in relation to the transfer of the LA Company. In case CADE does not approve any of such transactions, IP shall be entitled to (i) dispute the decision in good faith through appropriate administrative or legal proceedings, bearing all the costs arising therefrom, or (ii) divest all of the LA Company quotas after the Quota exchange herein provided; and IP shall hold VCP harmless and indemnified from any and all damages, claims and/or losses arising out of any such decision taken by IP hereunder. In case CADE requires the divestiture of the LA Establishment or any portion thereof, IP shall be restricted from selling the LA Establishment or any portion thereof without having first offered the LA Establishment (or the LA Company Quotas, as the case may be) to VCP under the same terms and conditions of a third party bona fide offer.

(d) In case CADE imposes any restriction to the supply of pulp in accordance with the Pulp Supply Agreement, VCP and IP shall negotiate in good faith an appropriate action in response to CADE’s restriction. In the event that the Parties are not able to reach an agreement as to such appropriate action within 30 (thirty) days after the date they were notified of the CADE’s decision, the provisions of Article 11 shall apply.

(e) VCP and IP shall cooperate in obtaining any information required for the CADE filing and to supply any information requested by any of the antitrust authorities.

(f) Notwithstanding the above, VCP agrees that IP or any Affiliate thereof shall not be required to buy back Chamflora Quotas, unwind the transactions, suffer any other impact resulting from the CADE’s decision or otherwise be adversely affected by any decision taken by VCP hereunder.

(g) Notwithstanding the above, IP agrees that VCP or any Affiliate thereof shall not be required to buy back the LA Company Quotas, unwind the transactions, suffer any other impact resulting from the CADE’s decision or otherwise be adversely affected by any decision taken by IP hereunder.

(h) VCP and IP shall bear equally the costs of the joint submission provided for in item (a) above.

SECTION 7.06. IP Project Support regarding the Chamflora Assets. (a) IP is committed to provide VCP with IP personnel in order to provide (i) the support and assistance required to enable the VCP’s team to accelerate their familiarity with the Project Mill’s design and status; (ii) the support as necessary to ensure that the Project Mill construction schedule is maintained; (iii) continuation of the engineering and construction support, as requested and mutually agreed until the Closing Date; and (iv) continuous activities in securing the construction permit and the installation license for the site, up to the time of issuance of the construction permit, at no cost to VCP.

(b) IP will work with VCP to develop a management and oversight framework for obtaining the construction permit and the installation license.

(c) IP will endeavor its best efforts to assist VCP in obtaining tax benefits similar to those accorded to IP.

(d) IP will also endeavor its best efforts to provide further engineering and project support, as requested by VCP, beyond this time frame on a fee based structure.

SECTION 7.07. Non Solicitation. VCP shall not, for a period of two (2) years counted as from the Closing Date, directly or indirectly solicit for employment or employ any of the LA Employees, provided that VCP shall not be prevented from hiring any LA Employee as a result of a response to a general published solicitation or any LA Employee who has not been employed by the LA Company for the preceding six (6) months.

SECTION 7.08. Intercompany Loan. Chamflora shall repay any outstanding intercompany loan with IP and Affiliates within 30 (thirty) days as from the Closing Date, provided that such loans have been extended in connection with the funding of the Project Mill, land acquisition and the forest operations and have been previously consented in writing by VCP.

SECTION 7.09. Biotechnology Property Rights. IP and VCP hereby agree not to transfer or reveal to any third parties their Biotechnology Property Rights exchanged hereunder without the other Party’s prior written consent. In addition, each of VCP and IP will retain the right to access and continue to use their respective Biotechnology Property Rights exchanged hereunder according to a formal plan to be submitted by VCP and IP to each other within 60 (sixty) days after the Closing Date.

SECTION 7.10. LA Permits. VCP shall continue to support the ongoing actions, at its own cost, to obtain the LA Permits to the extent the LA Permits are not valid or existing on the Closing Date, until the date when they are obtained by LA Company, and IP and LA Company shall take all actions required to obtain such LA Permits.

ARTICLE 8

CONDITIONS TO CLOSING

SECTION 8.01. VCP’s Conditions to Close. The obligations of VCP to carry out its respective actions at Closing is subject to the fulfillment of the following conditions (unless waived in writing by VCP, to the extent possible):

(i) Covenants. The covenants contained in this Agreement to be complied with by IP on or before the Closing, including those provided for in Article 6, shall have been complied with in all material respects, except the obligations under Article 3 that shall have been complied with in all respects.

(ii) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, injunction, order or decree (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

(iii) Chamflora. Chamflora shall be the lawful owner of the Chamflora Assets, as listed in Schedule 1.01.

(iv) No Material Change in Chamflora Assets Condition. None of the events under Section 6.02 shall have occurred, and the Chamflora Assets must all be substantially in the same condition as per Schedule 1.01 hereto and no fact or event may have arisen resulting from the disclosure in Schedule 4.18(b) restricting or impeding the use of the Chamflora Assets for their contemplated purposes.

(v) Chamflora Company Financial Statements. IP shall have delivered to VCP the unaudited financial statements of Chamflora as of nearest possible date to the Closing Date, which must only reflect the Chamflora Assets and shall fairly reflect the financial situation of Chamflora on such date, as well as the results of activities in the relevant time periods.

(vi) The representations and Warranties of IP set forth in Article 4 of this Agreement shall remain valid and in full force in all its materials aspects on the Closing Date.

SECTION 8.02. IP’s Conditions to Close. The obligation of IP to carry out its respective actions at Closing is subject to the fulfillment of the following conditions (unless waived in writing by IP, to the extent possible):

(i) Covenants. The covenants contained in this Agreement to be complied with by VCP on or before the Closing, including those provided for in Article 6, shall have been complied with in all material respects, except the obligations under Article 3 that shall have been complied with in all respects.

(ii) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any law, rule, regulation, judgment, injunction, order or decree (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions.

(iii) Retained Employees. VCP shall have delivered a list of the employees of Chamflora who shall remain in their positions after the Closing.

(iv) LA Company. The LA Company shall be the lawful owner of the LA Establishment, as listed in Schedule 5.21.

(v) No Material Change in the LA Establishment Conditions. None of the events under Section 6.04 shall have occurred and the assets of the LA Establishment must all be substantially in the same condition as per Schedule 5.21 hereto.

(vi) LA Company Financial Statements. VCP shall have delivered to IP the unaudited financial statements of the LA Company as of the nearest possible date to the Closing Date, which must contain the assets of the LA Establishment listed in Schedule 5.21 attached hereto and shall fairly reflect the financial situation of the LA Company on such date, as well as the results of activities in the relevant time periods.

(vii) Distributors Supply Commitment. VCP shall have caused the LA Company or the LA Establishment, as the case may be, to maintain the supply of the Cut Size Paper to the market through the execution of distribution agreements or otherwise pursuant to Section 6.07(b) hereof.

(viii) Supply and Services Agreement. VCP shall have caused the LA Company to comply with Section 6.08 hereof.

(ix) Employees. The LA Employees shall have been transferred to the LA Company pursuant to Section 6.09 hereof.

(x) Operating Systems. Subject to Section 6.10, the LA Company shall be the legal owner and duly licensed user of all Operating Systems on a stand alone basis and under substantially the same conditions of the Operating Systems as currently used in the LA Establishment.

(xi) Wet Lap Pulp Supply Agreement. LA Company and VCP shall have entered into the Wet Lap Pulp Supply Agreement, in the form of Schedule 8.02 hereto attached.

(xii) The representations and Warranties of VCP set forth in Article 5 of this Agreement shall remain valid and in full force in all its materials aspects on the Closing Date.

ARTICLE 9

INDEMNIFICATION

SECTION 9.01. Indemnification by IP. Subject to Sections 9.03 and 9.04 below, IP agrees to indemnify and hold VCP and its Affiliates and its shareholders and Representatives (the “VCP Indemnified Parties”), harmless from any and all liability, loss, damage, claims, awards, judgments, costs and expenses (including reasonable fees and expenses of attorneys) (“Losses”) incurred or suffered by any of the VCP Indemnified Parties in connection with, relating to or as a result of (i) any breach of any representations and warranties given by IP in Article 4 hereof; and/or (ii) any breach by IP of any covenant or agreement contained in this Agreement; and/or (iii) any and all debts and liabilities of any kind (tax, labor, civil, environmental etc.), including but not limited to those related to judicial or administrative procedures, resulting from any act or omission, fact, event or circumstance related to the Chamflora Assets that occurred on or prior to the Closing Date, which have not been recorded in the Chamflora Financial Statements or disclosed in the Schedules hereto attached.

SECTION 9.02. Indemnification by VCP. Subject to Sections 9.03 and 9.05 below, VCP agrees to indemnify and hold IP and its Affiliates and its shareholders and Representatives (the “IP Indemnified Parties”), harmless from any and all Losses incurred or suffered by any of the IP Indemnified Parties in connection with, relating to or as a result of (i) any breach of any representations and warranties given by VCP in Article 5 hereof; and/or (ii) any breach by VCP of any covenant or agreement contained in this Agreement; and/or (iii) any and all debts and liabilities of any kind (tax, labor, civil, environmental etc.), including but not limited to those related to judicial or administrative procedures, resulting from any act or omission, fact, event or circumstance related to the LA Establishment or the LA Company that occurred on or prior to the Closing Date, which have not been recorded in the LA Company Financial Informationor disclosed in the Schedules hereto attached.

SECTION 9.03. Survival of Indemnification Obligations. (a) The right to claim for any indemnification due under this Agreement shall remain in full force and effect for the following terms:

(i) with respect to any and all Losses resulting from Tax related liabilities, for a maximum period of 5 (five) years as of the date hereof, except for homologation Taxes (“tributos de lançamento por homologação”), which right to claim shall remain in full force and effect for 10 (ten) years as of the date hereof, provided that such Tax related Loss results from acts or omissions, facts, events or circumstances of which the taxable event or origin occurred up to and including the date hereof;

(ii) with respect to any and all Losses resulting from labor related liabilities, for a maximum period of 2 (two) years as of the date hereof, provided that such labor related Loss results from acts or omissions, facts, events or circumstances occurred up to and including the date hereof;

(iii) with respect to any and all Losses resulting from environmental related liabilities, for a maximum period of 5 (five) years as of the date hereof, provided that such other Loss results from acts or omissions, facts, events or circumstances occurred up to and including the date hereof; and

(iv) with respect to any and all Losses resulting from civil, commercial or liabilities of any other nature, for a maximum period of 3 (three) years as of the date hereof, provided that such other Loss results from acts or omissions, facts, events or circumstances occurred up to and including the date hereof.

(b) For the avoidance of doubt, the indemnification obligation set forth in this Article 9 shall encompass all Losses that are the subject matter of claims filed within the time limits established in Section 9.03(a) above, notwithstanding the fact that the obligation to make payments or disbursements only becomes enforceable after such dates.

SECTION 9.04. Limits on Indemnification. (a) Subject to Section 9.04(b) below, IP’s total indemnification liability to the VCP Indemnified Parties pursuant to Section 9.01 with respect to Losses indemnifiable under this Agreement shall be limited to the maximum amount of US$20,000,000.00 (twenty million United States dollars). The Parties agree that IP’s indemnification obligation towards any of the Indemnified Parties for Losses under this Section 9.04(a) shall be triggered only if and when the amount of such Losses exceeds US$1,000,000.00 (one million United States dollars), provided, however, that, with respect to labor related Losses, if the aggregate amount of such Losses exceeds such figure, including therein any Losses resulting from the labor claims disclosed in Schedule 4.11 hereto attached, IP shall only be liable for the amounts that exceed that figure.

(b) IP’s total indemnification liability to the Indemnified Parties with respect to environmental related Losses indemnifiable under this Agreement shall be limited to the maximum amount of US$40,000,000.00 (forty million United States dollars). The Parties agree that IP’s indemnification obligation towards any of the Indemnified Parties for environmental related Losses under this Section 9.04(b) shall be triggered only if and when the amount of such Losses exceeds US$1,000,000.00 (one million United States dollars), provided, however, that if the aggregate amount of such environmental related Losses exceeds such figure, IP shall only be liable for the amounts that exceed that figure.

(c) The indemnification liability limits set forth in this Section 9.04 do not apply to breaches of the representation and warranties with respect to existence and power of IP, ownership and transferability of the Quotas and ownership to the Chamflora Assets, which shall not be subject to any limitation.

SECTION 9.05. Limits on Indemnification. (a) Subject to Section 9.05(b) and (c) blow, VCP’s total indemnification liability to the IP Indemnified Parties with respect to Losses indemnifiable under this Agreement shall be limited to the maximum amount of US$ 50,000,000.00 (fifty million United States dollars). The Parties agree that VCP’s indemnification obligation towards any of the Indemnified Parties for Losses under this Section 9.05(a) shall be triggered only if and when the amount of such Losses exceeds US$1,000,000.00 (one million United States dollars), provided, however, that, with respect to labor related Losses, if the aggregate amount of such Losses exceeds such figure, VCP shall only be liable for the amounts that exceed that figure.

(b) VCP’s total indemnification liability to the IP Indemnified Parties with respect to environmental related Losses indemnifiable under this Agreement shall be limited to the maximum amount of US$70,000,000.00 (seventy million United States dollars). The Parties agree that VCP’s indemnification obligation towards any of the Indemnified Parties for environmental related Losses under this Section 9.05(b) and Section 9.08 below shall be triggered only if and when the amount of such Losses exceeds US$1,000,000.00 (one million United States dollars), provided, however, that if the aggregate amount of such environmental related Losses exceeds such figure, VCP shall only be liable for the amounts that exceed that figure.

(c) The indemnification liability limits set forth in this Section 9.05 do not apply to breaches of the representation and warranties with respect to existence and power of VCP, ownership and transferability of the Quotas and ownership to the assets and liabilities pertaining to the LA Establishment, which shall not be subject to any limitation.

SECTION 9.06. (a) VCP’s Obligations from Businesses other than the LA Establishment. IP or the LA Company shall not be, in any event, liable for any obligation related to any past, existing or future businesses of VCP other than the LA Establishment, which shall remain under the responsibility of VCP, including, but not limited to, tax, labor or environmental obligations. For the avoidance of doubt, if IP or the LA Company is compelled to pay for any such obligation of VCP, VCP shall indemnify and hold IP or the LA Company harmless, without any limit of time and value. If VCP does not indemnify IP or the LA Company within 30 (thirty) days from the date of the request, VCP shall pay a 12% (twelve percent) interest per annum from the date of the request until the date of the actual payment.

(b) IP’s Obligations from Businesses other than Chamflora. VCP or Chamflora shall not be, in any event, liable for any obligation related to any past, existing or future businesses of IP other than Chamflora, which shall remain under the responsibility of IP, including, but not limited to, tax, labor or environmental obligations. For the avoidance of doubt, if VCP or Chamflora is compelled to pay for any such obligation of IP, IP shall indemnify and hold VCP or Chamflora harmless, without any limit of time and value. If IP does not indemnify VCP or Chamflora within 30 (thirty) days from the date of the request, IP shall pay a 12% (twelve percent) interest per annum from the date of the request until the date of the actual payment.

SECTION 9.07. Indemnification Procedures. In the event that any action, suit, proceeding, demand, assessment or other notice of claim (“Claim”) is at any time instituted against or made upon any Indemnified Party for which indemnification may be due from IP or VCP pursuant to Sections 9.01 and 9.02 above, as the case may be, such Indemnified Party shall notify IP or VCP, as the case may be, in writing as soon as reasonably practical, which notice shall contain a description of the Claim and its subject matter in reasonable detail. IP or VCP, as the case may be, may either decide to present a defense or counterclaim or pay the amount sought under the Claim. In the event that IP or VCP, as the case may be, does not present a defense, counterclaim or pay the amount sought under the Claim within the two thirds of the period available for the presentation of the relevant defense, IP or VCP, as the case may be, may assume the defense of the Claim. In the event the Indemnified Party is obliged by a final court decision to pay any amount relating to any Claim for which IP or VCP, as the case may be, is liable, IP or VCP shall fund or reimburse such amount to the Indemnified Party within 30 (thirty) days counted as of the receipt, by IP, of written notification with evidence of such fact.

SECTION 9.08. Specific Indemnification by VCP for Operating License. VCP further agrees to indemnify the IP Indemnified Parties, within the limits set forth in Section 9.05(b) above, from any and all Losses and for any criminal liability or charges resulting from any liability incurred by IP and/or the LA Company arising from the lack or insufficiency of the operating license of the LA Establishment for the production capacity of up to 410,000 tonnes of pulp per year incurred at any time before or after the Closing Date, until VCP has completed the whole licensing process, that is, the approval of Preliminary Environmental Report (RAP), if required, and the granting of the Previous, Installation and Operation Licenses to manufacture 410,000 tonnes of pulp per year, provided, however, that VCP’s indemnification obligation under this clause will only be enforceable if (a) the LA Company pulp production has not exceeded 410,000 tonnes per year; and (b) there has not been any damage (physical, biological or to human health) to the LA Establishment after the Closing Date that impairs VCP’s ability to complete the licensing process of the LA Establishment.

SECTION 9.09. Closing Date Balance Sheet Reimbursement. (a) IP shall cause LA Company to prepare an audited balance sheet as of the Closing Date, which will be delivered to IP and VCP within 75 days as from the Closing Date. In case such balance sheet reflects a difference in the sum of the accounts receivable, and inventory minus accounts payable, when compared to the same calculation based on the LA Company Financial Information (Section 5.07), then any negative difference will be reimbursed by VCP to LA Company, and any positive difference will be reimbursed by LA Company to VCP, within 5 (five) Business Days counted from the delivery of such audited closing date balance sheet. (b) In addition, on the same date provided above, VCP shall reimburse IP for the amount equal to the percentage of 5.25% per year applied on a pro rata basis to the amount of funding described in Section 6.11 as from the date of funding into Chamflora to the Closing Date, plus the amount of capital increases of Chamflora since May, 31, 2006 until the date hereof.

SECTION 9.10. Ebitda Confirmation. VCP shall prior to Closing Date deliver to IP a letter confirming the Ebitda of the LA Establishment for the first semester of 2006 (according to Schedule 5.07), duly audited by PriceWaterhouseCoopers (the “Audited Ebitda”). In case the amount corresponding to the audited Ebitda is 20% lower than the Ebitda provided for in the LA Pro Forma Financial Information, the parties shall negotiate in good faith in order to reach an agreement to settle the above mentioned negative difference. If the parties fail to reach an agreement within 15 days after the delivery of the Audited Ebitda, IP shall be entitled to request the installation of an arbitration procedure as set forth in Section 11.01. The purpose of such arbitration shall be the determination of any Losses incurred by IP in connection with such negative difference. Any indemnification award in favor of IP shall be limited to the amount of US$80,000,000 (eighty million dollars). For the avoidance of any doubt, any indemnification award as provided in this Section shall not be taken into consideration for the purposes of Section 9.05.

ARTICLE 10

TERMINATION

SECTION 10.01. Right to Terminate. This Agreement may be terminated at any time prior to the Closing without liability or penalty to any of the Parties:

(i) by the mutual written consent of the Parties;

(ii) by either Party in the event that any Governmental Authority shall have issued an order, decree or ruling or taken any other action restraining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and unappealable;

(iii) by cause by any of the Parties if the other party is in material breach of any obligation of this Agreement that is not mitigated within a period of 10 (ten) days counted from the date that such breach is identified and informed to the party that is in breach;

(iv) by VCP if the Conditions to Closing provided for in Section 8.01 hereof are not fulfilled or waived in writing until April 1, 2007.;

(v) by IP (a) if the Conditions to Closing provided for in Section 8.02 hereof are not fulfilled or waived in writing until April 1, 2007.

SECTION 10.02. Effects of Termination. In the event of termination of this Agreement as provided in Section 10.01, this Agreement shall immediately become void and there shall be no liability on the part of any Party to this Agreement, except that:

(i) the obligations under Sections 7.02, 7.03 and Article 11 will survive; and

(ii) nothing in this Article 10 shall relieve either Party from liability for any breach, failure to perform or comply with this Agreement which has given the right to the other Party to exercise the right of termination pursuant to Section 10.1 of this Agreement;

(iii) VCP shall reimburse IP for any expense and indemnify and hold the IP Indemnified Parties harmless from any and all Losses (including, without limitation, Losses claimed by third parties as a result of actions taken by IP to terminate agreements contemplated in Section 6.11, which were entered into pursuant to VCP’s written request, due to termination of this Agreement) incurred or suffered by any of the IP Indemnified Parties in connection with, relating to or as a result of any actions performed by the IP Indemnified Parties pursuant to VCP’s written approval, without any of the time, threshold and total amount limitations set forth above for other indemnification obligations of VCP, to the extent Closing does not occur for any reason other than a willful breach by or negligence of IP under the terms of this Agreement.

In addition, IP shall have no liability for any contracts or agreements entered into pursuant to Section 6.11 by VCP’s written request, regardless of termination of this Agreement.

SECTION 10.03. Remedies. (a) At any time prior to the Closing, either Party may:

(i) extend the time for the performance of any of the obligations or other acts of the other Party;

(ii) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement; or

(iii) waive compliance with any of the agreements or conditions contained in this Agreement.

(b) This Agreement may only be terminated prior to Closing and in accordance with Section 10.01 of this Agreement. After the Closing has taken place, the indemnification rights provided for in Article 9 of this Agreement shall be the sole and ultimate remedy available to the Parties with respect to any breach of the representations and warranties of the Parties in this Agreement, and/or any breach of any covenant or other term in this Agreement.

ARTICLE 11

DISPUTE RESOLUTION

SECTION 11.01. Arbitration. (a) Any dispute arising between the Parties in connection with this Agreement, its interpretation, validity, performance, enforceability, breach or termination, shall be settled in an amicable way by the Parties by direct negotiations held in good faith for a term not exceeding 30 (thirty) calendar days.

(b) If, upon expiration of the 30-days period, the Parties have not reached an amicable settlement, the dispute must be submitted to the decision of an arbitration panel and shall be finally settled under the rules of the AMCHAM CA.

(c) The arbitrators shall be in the number of 3 (three). VCP shall appoint 1 (one) arbitrator and IP shall appoint 1 (one) arbitrator. The Parties designated arbitrators shall appoint the third arbitrator, who will be the chairman of the arbitration panel.

(d) The arbitration shall be conducted in accordance with the AMCHAM CA rules.

(e) The arbitration shall take place in the city of São Paulo and shall be conducted in the Portuguese language.

(f) To the fullest extent permitted by law, the Parties waive their right to file any remedies against (including, but not limited to) the arbitration award and any defenses against its enforcement. The arbitration award shall be final and binding for the Parties. Specifically for purposes of any injunction procedure, whether of preventive, provisional or permanent nature, or even for purposes of the enforcement of the arbitration award, the Parties hereby elect the jurisdiction of the Central Courts of the City of São Paulo, State of São Paulo, with the exclusion of any other jurisdictions, no matter how privileged they may be.

ARTICLE 12

MISCELLANEOUS

SECTION 12.01. Binding Effect. This Agreement will be binding and inure to the benefit of the Parties and their respective legal successors.

SECTION 12.02. Assignability. The rights and obligations set forth in this Agreement must not be assigned by any of the Parties, except (i) that IP is entitled to assign all of its rights and obligations arising from this Agreement to an Affiliate, provided that such Affiliate has agreed, in writing, to be bound to the terms and conditions of this Agreement; and (ii) with the written consent of the other Parties.

SECTION 12.03. Severability. In case any term or provision set forth in this Agreement is considered invalid, illegal or not applicable, due to any legal provision or final court decision, all the other conditions and provisions hereto will remain in full force and effect. In case any term or provision is considered invalid, illegal or inapplicable, the Parties will negotiate, in good faith, the amendment of this Agreement, so as to effect the original intent of the Parties hereto as closely as possible.

SECTION 12.04. Waiver; Amendment. (a) No failure of delay in exercising any right, power or privilege hereunder will be considered as a waiver thereof, nor will any single or partial exercise thereof prevent the future exercise thereof or the exercise of any other right, power or privilege. The rights and legal measures set forth herein will be cumulated and will not prevent any other rights or legal measures set forth in the law or in this Agreement.

(b) Any provision of this Agreement may only be amended or waived if through written form and signed by all the Parties hereto.

SECTION 12.05. Notices. All notices and communications required or allowed pursuant to this Agreement, will be made in written form, in English, and will be sent by registered mail, by fax (receipt confirmed) or e-mail (receipt confirmed), to the following addresses:

If to VCP:

Votorantim Celulose e Papel S.A.
Al. Santos, 1357, 6th floor
São Paulo, SP 01470-908
Attn.: Chief Executive Officer

if to IP:

International Paper do Brasil Ltda.
Attn.: Chief Executive Officer
Rodovia SP-340, km 171
Mogi Guaçu, SP 13840-970
Brazil with copy to:
International Paper do Brasil Ltda.
Attn.: General Counsel
Rodovia SP-340, km 171
Mogi Guaçu, SP 13840-970
Brazil

The Parties are entitled to amend, by means of written communication, pursuant to this Section 12.05, the addresses above.

SECTION 12.06. Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the Party incurring such cost or expense.

SECTION 12.07. Conversion Rate. Any amounts in this Agreement expressed in United States dollars shall be converted into Reais by the average of the purchase and sale rates for United States dollars published by the Central Bank of Brazil on the Business Day immediately prior to the date on which any payment is due or conversion is to be made in accordance with the terms of this Agreement through the SISBACEN data system under rate PTAX 800, option 5 – L – Taxas para Contabilidade.

SECTION 12.08. Headings. The headings of the sections of this Agreement are included for convenience purposes and will not in any way affect the meaning or the interpretation of this Agreement.

SECTION 12.09. Counterparts; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which will be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement will become effective when each Party hereto will have received a counterpart hereof signed by the other Party hereto. No provision of this Agreement is intended to confer upon any Person other than the Parties hereto any rights or remedies hereunder.

SECTION 12.10. Entire Agreement. This Agreement (including the Schedules hereto) constitute the entire agreement between the Parties with respect to the subject matter of this Agreement.

SECTION 12.11. Language. This Agreement was negotiated and is signed in two original copies in the English language. The Parties agree to jointly arrange and approve a translation into Portuguese of this Agreement within 10 (ten) days counted from the date hereof. In any of the Parties identifies any discrepancy between the Portuguese and the English version of this agreement, at any time, the Parties agree to amend the Portuguese version in way to reflect as much as possible the intent of the English language.

SECTION 12.12. Applicable Law. This Agreement is governed and interpreted in accordance with the laws of the Federative Republic of Brazil.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their respective authorized officers, as of the day and year below, in the presence of the two witnesses named below.

São Paulo, September 19, 2006.

Votorantim Celulose e Papel S.A.	International Paper Investments (Holland) B.V.

Witnesses:

1)	2)
Name:	Name:
ID:	ID: